Thermodynetics Reports March 2008 Annual Results

Net Revenue Increased 19% Year to Year

WINDSOR, CT -- 07/01/2008 -- Thermodynetics, Inc. (OTCBB: TDYT)

Thermodynetics' 2008 fiscal year, ended March 31, 2008, experienced continuing advancement of the Company's results and prospects. With the capital raised in the May 2006 IPO in London for our Turbotec Products Plc subsidiary, a much more financially strong and product positioned company has resulted.

Net revenues increased 19% above fiscal 2007 and, for the last 3 years, net revenues from continuing operations almost doubled from $15.6 million to $28.0 million. A part of the revenue increase this year resulted from growth in shipping volume while the remainder is attributed to new pricing initiatives associated with material price adjustments. By concentrating attention on lean manufacturing techniques, this sales growth was accompanied by a return to a gross profit margin of 26%, which represents a significant improvement in the latest year.

Contributing to the sales increase was the Company's efficient water source heat pump coils to the retrofit market as the housing slump in the US has taken its toll on the customer base for new construction and units sold to that marketplace. At the same time, the swimming pool heat pump market which is primarily Florida based has been affected negatively by these same factors. The exchange rate pertaining to the US dollar has created added foreign demand for marine air conditioning units and that has bolstered revenues; non US shipments approximated 2% of revenues.

At the same time, the need to upgrade facilities and add/train staff has increased administrative costs. Other contributing factors in this area were added legal fees, the governance costs due to the United Kingdom listing of Turbotec on the AIM market, improved employee benefits to allow the Company to be more competitive, increased audit fees, the institution of a human resources department, a new advertising program that enhanced the web site and printed materials, and the engineering development programs encompassing potential new products and product designs and research on new raw material products and sources.

Other income in fiscal 2007 included the proceeds from the Turbotec IPO that were recorded in last year's figures. As the closing of Vulcan occurred in fiscal 2007, there was no activity or expense incurred in the current fiscal year.

As a result of the Relationship Agreement (RA) that was entered into between Thermodynetics and Turbotec at the time of the IPO, the Company received monthly Administrative Fees through the end of the 2008 fiscal year. Turbotec, following advice from its legal advisers, classified the Administrative Fees as recoverable against the dividends payable to the Company and has deducted the Administrative Fee from the dividends payable to the Company through March 31, 2008. Turbotec declared and paid dividends in cash to the other shareholders, in the aggregate amount of 12.5 cents per share, but not to Thermodynetics. Thermodynetics owns 7.2 million ordinary shares of the Plc. Thermodynetics has instituted suit in London to collect the dividends due. Thermodynetics' solicitors in the United Kingdom share the view as expressed in the written opinion of the Queen's Counsel representing Thermodynetics that the interpretation by Thermodynetics of the relevant clauses in the Relationship Agreement as to their meaning and effect is the correct one and is likely to prevail at trial, and therefore Thermodynetics does not view risk of loss to be probable or material.

Thermodynetics is interested in expanding and continues to investigate acquisition candidates. Banking and access to capital for expansion purposes are believed to be adequate.

                            Figures in $000s, Except for Per Share Data
                                        Year Ended March 31,
                                         2008          2007
                                      ----------    ----------

Net Sales                             $   28,021    $   23,530
Operating Income                           2,171           831
Income from Continuing
 Operations Before Income Taxes            1,311         2,847
Provision for Income Taxes                   863           950
Income from Continuing Operations            448         1,897
Income (Loss) from Discontinued
 Operations, Net of Tax                       --           597
Net Income (Loss)                            448         2,494

Weighted Shares Outstanding-
  Basic and Diluted                    4,060,002     4,025,439
Earnings (Loss) Per Share-
  Basic and diluted
  From Continuing Operations          $      .11    $      .47
  From Discontinued Operations                --           .15
  Total Earnings (Loss) Per Share     $      .11    $      .62

ABOUT THERMODYNETICS

Through its Turbotec Products, Plc subsidiary, Thermodynetics manufactures high performance, high quality heat exchangers, fabricated metal components and flexible connector products for heat transfer and transportation applications. The Company serves customers in the space conditioning, refrigeration, automotive, biomedical, plumbing, appliance, water heating and aerospace industries. Turbotec is quoted on the AIM market in London under the symbol TRBO. Thermodynetics also owns a nominal interest in a private Belgium company that is engaged in the nutraceutical industry by providing natural, bioactive chemical compounds that have health promoting, disease preventing or medicinal properties. Thermodynetics continues to seek acquisition candidates.

Significant risk factors and economic considerations associated with heat transfer products include, but are not limited to, seasonality of purchasing and building cycles, the cost of energy, the reported housing slowdown, incentives provided by manufacturers, marketers and municipalities to encourage the use of more efficient equipment, interest rate changes that may stimulate or depress demand, the cost and availability of materials used in manufacturing processes, and regulatory directives relating to energy consumption, conservation and the environment.

FORWARD-LOOKING STATEMENTS

This report contains certain forward-looking statements regarding the Company, its business prospects and results of operations that are subject to certain risks and uncertainties posed by many factors and events that could cause the Company's actual business, prospects and results of operations to differ materially from those that may be anticipated by such forward-looking statements. Factors that may affect such forward-looking statements include, without limitation: the Company's ability to successfully and timely develop and finance new projects, the impact of competition on the Company's subsidiary's revenues, changes in unit prices, and supply and demand for the Company's tubing product lines in the markets served.

When used, words such as "believes," "anticipates," "expects," "continue," "may," "plan," "predict," "should," "will," "intends" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may subsequently arise. Readers are urged to carefully review and consider the various disclosures made by the Company in this report, news releases, and other reports filed with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect the Company's business.

Contact:
Robert A. Lerman
860-683-2005